Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 5th day of September, 2014 (the “Execution Date”), by and between 34175 ARDENWOOD VENTURE, LLC, a Delaware limited liability company (“Landlord”), and ARDELYX, INC., a Delaware corporation (“Tenant,” formerly known as Nteryx, Inc.).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of August 8, 2008, as amended by that certain First Amendment to Lease dated as of December 20, 2012 (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 34175 Ardenwood Boulevard in Fremont, California (the “Building”);

B. WHEREAS, Landlord and Tenant desire to expand the Existing Premises and to extend the Term of the Lease; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2. Extension Term. The Term of the Lease is hereby extended for thirty-six (36) months and, therefore, the Term Expiration Date is hereby amended to mean September 10, 2019. The period commencing on the Execution Date and ending on the Term Expiration Date shall be referred to herein as the “Second Amendment Extension Term.” Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Existing Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Second Amendment Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Existing Premises for Tenant’s continued occupancy for the Second Amendment Extension Term or to pay for any improvements to the Existing Premises.

3. Additional Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space consisting of approximately twelve thousand one hundred sixty-one (12,161) square feet of Rentable Area located on the second (2nd) floor of the Building (as more particularly described on Exhibit A attached hereto, the “Additional Premises”).

3.1 Additional Premises Term. The Term with respect to the Additional Premises shall commence on the Execution Date and shall thereafter be coterminous with the Term for the Existing Premises, such that the Term with respect to the Additional Premises and the Existing Premises shall expire on the Term Expiration Date (as defined in Section 2 above). From and after the Execution Date, all references to the term “Premises” in the Lease shall be deemed to include both the Existing Premises and the Additional Premises.

3.2 Condition of Additional Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Execution Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the Additional Premises, including (without limitation) any representation or warranty with respect to the condition of the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy of the Additional Premises or to pay for any improvements to the Additional Premises, other than the TI Allowance. The Additional Premises have not undergone inspection by a Certified Access Specialist (as defined in California Civil Code Section 55.52). Tenant’s taking possession of the Additional Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Additional Premises were at such time in good, sanitary and satisfactory condition and repair.

4. Base Rent. Notwithstanding anything to the contrary in the Lease, Base Rent for the Premises during the Second Amendment Extension Term shall equal:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent		Annual Base Rent
Execution Date – 9/10/14	39,781	$1.70 monthly	$67,627.70	*	$811,532.40	*
9/11/14 – 9/10/15	39,781	$1.75 monthly	$69,616.75		$835,401.00
9/11/15 – 9/10/16	39,781	$1.80 monthly	$71,605.80		$859,269.60
9/11/16 – 9/10/17	39,781	$1.86 monthly	$73,992.66		$887,911.92
9/11/17 – 9/10/18	39,781	$1.91 monthly	$75,981.71		$911,780.52
9/11/18 – 9/10/19	39,781	$1.97 monthly	$78,368.57		$940,422.84

*	Subject to the Additional Premises Rent Abatement (as defined below).

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5. Additional Premises Rent Abatement. Provided that Tenant is not then in default of the Lease (beyond any applicable cure period), then during the period commencing on the Execution Date and ending on September 10, 2014 (such period, the “Additional Premises Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent, Tenant’s Op Ex Share of Operating Expenses or Property Management Fee otherwise attributable to the Additional Premises only (the “Additional Premises Rent Abatement”) (i.e., during the Additional Premises Rent Abatement Period, Tenant shall be obligated to pay all Rent for the Existing Premises in full). Tenant acknowledges and agrees that the Additional Premises Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay Rent and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease (beyond any applicable cure period), then the dollar amount of the unapplied portion of the Additional Premises Rent Abatement shall be automatically converted to a credit to be applied to the Base Rent, Tenant’s Op Ex Share of Operating Expenses and the Property Management Fee for the Additional Premises applicable at the end of the Term and Tenant shall immediately be obligated to begin paying Base Rent, Tenant’s Op Ex Share of Operating Expenses and the Property Management Fee for the Additional Premises in full.

6. Tenant’s Pro Rata Share. From and after the Execution Date (but subject to the Additional Premises Rent Abatement), Tenant’s Pro Rata Share of Building (and Tenant’s Op Ex Share) shall equal 54.87%.

7. Additional Rent. Subject to the Additional Premises Rent Abatement, Tenant shall, at all times during the Second Amendment Extension Term, continue to pay (a) Tenant’s Op Ex Share of Operating Expenses, (b) the Property Management Fee and (c) any other amounts set forth in the Lease.

8. Security Deposit. On or before the Execution Date, Tenant shall deposit with Landlord an amount equal to Twenty-Three Thousand Nine Hundred Fifty-Seven and 17/100 Dollars ($23,957.17) as an increase to the required Security Deposit under the Lease (“Increased Security Deposit Amount”). From and after the Execution Date, the required Security Deposit under the Lease shall be increased by the Increased Security Deposit Amount.

9. Tenant Improvements. Tenant shall cause the work (the “Tenant Improvements”) described in the work letter attached hereto as Exhibit B (the “Work Letter”) to be constructed in the Premises at a cost to Landlord not to exceed Six Hundred Thousand Dollars ($600,000) (the “TI Allowance”), in accordance with the terms, conditions and provisions of the Work Letter. The TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall equal one and one-half percent (1.5%) of the cost of the Tenant Improvements, including the TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses

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for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

9.1 Tenant shall have until June 30, 2015 (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

9.2 Tenant shall deliver to Landlord (a) a certificate of occupancy for the Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

9.3 Prior to entering upon the Additional Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of the Lease are in effect, and such entry shall be subject to all the terms and conditions of the Lease.

9.4 Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.

9.5 Tenant shall pay all utility charges with respect to the Additional Premises, together with any fees, surcharges and taxes thereon, in accordance with the terms, conditions and provisions of the Lease commencing on the Execution Date.

10. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

11. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

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12. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Ardelyx, Inc.

34175 Ardenwood Blvd.

Fremont, California 94555

Attn: Vice President, Finance

13. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

14. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

15. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

16. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

17. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

34175 ARDENWOOD VENTURE, LLC,
a Delaware limited liability company

By:	BMR-34175 ARDENWOOD BOULEVARD LLC,
its Managing Member

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

ARDELYX, INC.,
a Delaware corporation

By:	/s/ Michael Raab
Name:	Michael Raab
Title:	Chief Executive Officer

EXHIBIT A

ADDITIONAL PREMISES

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 5th day of September, 2014, by and between 34175 ARDENWOOD VENTURE, LLC, a Delaware limited liability company (“Landlord”), and ARDELYX, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Second Amendment to Lease dated as of August September 5, 2014 (the “Second Amendment”), by and between Landlord and Tenant. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Second Amendment.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Andrew Richard as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates George Jue (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2. Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the TI Allowance payable by Landlord. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant’s pari passu share of the costs of the Tenant Improvements shall increase accordingly. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent obligations (any such credit, the “Excess TI Costs Overage Credit”), beginning after Landlord has completed the final accounting for the Tenant Improvements; provided, however, that in no event shall such credit exceed an amount equal to the difference between (a) the amount of the available TI Allowance (i.e., $600,000) and (b) the amount of the TI Allowance actually paid by Landlord in connection with the Tenant Improvements. If Tenant fails to pay, or is late in paying, any sum due under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Tenant Improvements shall be performed in accordance with Article 18 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 18 of the Lease, the terms of this Work Letter shall govern.

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate governmental authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5. Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3. Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment. Coverage shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Parties harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1. Application of TI Allowance. Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements in accordance with the Second Amendment and this Work Letter. Subject to any Excess TI Costs Overage Credit, if the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Second Amendment and this Work Letter.

6.2. Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3. Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, either (i) pay to the applicable contractors, subcontractors and material suppliers or, (ii) reimburse Tenant for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved Budget or as a result of

Tenant’s decision to pay for the Tenant Improvements itself and seek reimbursement from Landlord in accordance with the Second Amendment and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and the Second Amendment.

7. Miscellaneous.

7.1. Incorporation of Lease Provisions. Sections 41.3 through 41.10 and Sections 41.12 through 41.18 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

34175 ARDENWOOD VENTURE, LLC,
a Delaware limited liability company

By:	BMR-34175 ARDENWOOD BOULEVARD LLC,
its Managing Member

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

ARDELYX, INC.,
a Delaware corporation

By:	/s/ Michael Raab
Name:	Michael Raab
Title:	Chief Executive Officer